Exhibit 99.2

March 28, 2025

ENIGMATIG LIMITED

c/o 16 Raffles Quay, #30-01, Hong Leong Building

Singapore 048581

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of ENIGMATIG LIMITED (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Ngor Bok Koon
Name:	Ngor Bok Koon